Exhibit (a)(1)(E)

AMN HEALTHCARE SERVICES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

AND STOCK APPRECIATION RIGHTS

FOR REPLACEMENT RESTRICTED STOCK UNITS

NOTICE OF WITHDRAWAL FORM

To AMN Healthcare Services, Inc.:

I previously signed, dated and returned an Election Form in which I elected to accept AMN Healthcare Services, Inc.’s (the “Company”) Offer to Exchange Certain Outstanding Options and Stock Appreciation Rights for Replacement Restricted Stock Units, dated November 6, 2009 (the “Offer”). Defined terms not explicitly defined herein shall have the same definitions as in the Offer.

I now wish to change my previous election and reject the Offer. I understand that by signing this Notice and delivering it in accordance with the instructions set forth in Section 1 below, I will be withdrawing my previous acceptance of the Offer and rejecting the Offer.

I understand that in order to reject the Offer, I must sign, date and deliver this Notice as provided in the attached instructions before 5:00 p.m. Pacific Standard Time on December 10, 2009, or if the Company extends the Offer, before 5:00 p.m. Pacific Standard Time on the extended Expiration Date.

By rejecting the Offer, I understand that I will not receive any Replacement RSUs, and I will keep my Eligible Awards in accordance with their existing terms. These options will continue to be governed by the Option Plan or Equity Plan, as applicable, and the existing award agreements between the Company and me.

I understand that I may change this election, and once again accept the Offer, by delivering a new Election Form in accordance with its instructions prior to 5:00 p.m. Pacific Standard Time on December 10, 2009, or, if the Company extends the Offer, before 5:00 p.m. Pacific Standard Time on the extended Expiration Date.

I have completed and signed the following exactly as my name appears on my original Election Form.

I do not accept the Offer.

Equity Award Holder Signature	Equity Award Holder E-mail Address

Equity Award Holder Name (Please print)	Date and Time

RETURN THIS NOTICE OF WITHDRAWAL NO LATER THAN 5:00 P.M. PACIFIC STANDARD TIME ON DECEMBER 10, 2009 UNLESS THE OFFER IS EXTENDED BY ANY ONE OF THE FOLLOWING METHODS:

•	By mail to AMN Healthcare Services, Attn: Legal Department, 12400 High Bluff Drive, Suite 100, San Diego, CA 92130; or

•	By inter-office or hand mail to Legal Department; or

•	By scanning a signed copy and e-mailing to equityadministrator@amnhealthcare.com.

IMPORTANT ADDITIONAL TERMS AND CONDITIONS DESCRIBED IN THE “OFFER TO EXCHANGE” APPLY TO THIS PROPOSED EQUITY EXCHANGE. YOU SHOULD CAREFULLY REVIEW THESE MATERIALS IN THEIR ENTIRETY AND DISCUSS THEM WITH YOUR TAX, LEGAL AND INVESTMENT ADVISORS AS APPROPRIATE PRIOR TO ELECTING TO PARTICIPATE IN THIS OFFER. AFTER THE EXPIRATION DATE, YOUR ELECTION TO PARTICIPATE IN THE OFFER WILL BE IRREVOCABLE.

INSTRUCTIONS TO THE NOTICE OF WITHDRAWAL

1. DELIVERY OF NOTICE OF WITHDRAWAL

A properly completed and executed Notice of Withdrawal should be sent to the Company by any one of the following methods no later than 5:00 p.m. Pacific Standard Time on December 10, 2009, unless this Offer is extended:

•	By mail to AMN Healthcare Services, Attn: Legal Department, 12400 High Bluff Drive, Suite 100, San Diego, CA 92130; or

•	By inter-office or hand mail to Legal Department; or

•	By scanning a signed copy and e-mailing to equityadministrator@amnhealthcare.com.

PROPERLY COMPLETED AND EXECUTED NOTICE OF WITHDRAWAL FORMS MUST BE RECEIVED NO LATER THAN THE EXPIRATION DATE. THE METHOD BY WHICH YOU DELIVER ANY REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMPANY. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Although by submitting a Notice of Withdrawal of your election, you have withdrawn your election to exchange your Eligible Awards, you may change your mind and re-accept the Offer at any time prior to 5:00 p.m. Pacific Standard Time on the Expiration Date. If the Company extends the Expiration Date, you may elect to accept the Offer at any time until 5:00 p.m. Pacific Standard Time on the new Expiration Date. To change your election, you must deliver a new signed and dated Election Form in accordance with its instructions to the Company before the Expiration Date. Your options will not be properly exchanged for purposes of the Offer unless you again elect to accept the Offer before the Expiration Date by delivery of the new Election Form following the procedures described in the Instructions to the Election Form.

IF YOU DO NOT WISH TO WITHDRAW YOUR ELECTION IN ITS ENTIRETY, YOU SHOULD NOT FILL OUT THIS NOTICE OF WITHDRAWAL. IF YOU WISH TO CHANGE YOUR ELECTION WITH RESPECT ONLY TO PARTICULAR ELIGIBLE AWARDS, THEN YOU SHOULD COMPLETE AND DELIVER A NEW ELECTION FORM INSTEAD.

As noted in the Offer, you may select Eligible Awards to be exchanged for a reduced number of Replacement RSUs. The Company will not accept partial exchanges of individual Eligible Awards. You cannot exchange part of any particular Eligible Award and keep the balance; you must exchange all non-forfeited, unexercised Options or SARs that are subject to each Eligible Award that you tender in response to the Offer. You may change your mind about which Eligible Awards you would like to exchange at any time before 5:00 p.m. Pacific Standard Time on the Expiration Date. If the Company extends the Offer beyond that time, you may change your election regarding particular Eligible Awards you elected to exchange at any time until 5:00 p.m. Pacific Standard Time on the new Expiration Date. To change your election regarding any particular Eligible Awards you previously elected to exchange while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in its instructions. You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.

2. OTHER INFORMATION ON THIS NOTICE OF WITHDRAWAL

In addition to signing this Notice of Withdrawal, you must print your name and indicate the date and time at which you signed. You must also include your e-mail address.

3. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES

Any questions or requests for assistance, as well as requests for additional copies of the Offer or this Election Form should be directed to AMN Healthcare Services, Attn: Legal Department, 12400 High Bluff Drive, Suite 100, San Diego, CA 92130, telephone number (858) 509-3588, e-mail equityadministrator@amnhealthcare.com. Please note that the Company cannot and will not advise any holders of Eligible Awards as to their decision to participate or not to participate in the Offer.